Exhibit 10.2

WEBSITE DEVELOPMENT AGREEMENT

This Website Development Agreement (“Agreement”) is made and entered into as of October 13, 2025 (the "Effective Date"), by and between

Dravica Corporation, with its principal place of business at 3827 S Carson St 505-25 Unit #3085 Carson City, NV 89701 ("Client"), and

Brufend OÜ, with its principal place of business at  Harju maakond, Tallinn, Lasnamäe linnaosa, Peterburi tee 53, 11415 ("Developer").

1. Objective

The Client intends to develop and launch a new website to enhance its digital presence and service functionality. The Developer shall perform professional website development services according to the scope, timeline, and cost outlined in this Agreement and the accompanying project breakdown.

2. Scope of Work

The Developer agrees to provide a full-cycle website development service consisting of the following stages and timelines:

1.	Project Discovery & Technical Planning
o	Description: Requirements analysis, defining website architecture, and selecting the technology stack.
o	Duration: October 13 – October 20, 2025
2.	UI/UX Design & Wireframing
o	Description: Development of wireframes, responsive design prototypes, color palette, and UX flow optimization.
o	Duration: October 21 – October 30, 2025
3.	Frontend Development
o	Description: Implementation of the public website using React/Next.js and integration with design assets.
o	Duration: October 31 – November 15, 2025
4.	Backend Development
o	Description: Development of backend logic for content management, form handling, and secure server-side integration with the frontend.
o	Duration: November 10 – November 25, 2025
5.	Admin Panel & Dashboard
o	Description: Creation of a simple admin interface for managing website content, inquiries, and demo requests.
o	Duration: November 20 – November 28, 2025
6.	Content Development & Integration
o	Description: Preparing and integrating marketing content, FAQs, and demo request sections with dynamic updates.
o	Duration: December 1 – December 8, 2025
7.	Testing & Quality Assurance
o	Description: Functional testing, UI/UX testing, mobile optimization, bug fixing, and performance checks.
o	Duration: December 9 – December 15, 2025
8.	Deployment & Launch Preparation
o	Description: Server configuration, domain setup, SSL, database optimization, and final launch verification.
o	Duration: December 16 – December 23, 2025

A detailed cost and time estimate is provided in Exhibit A (Website Development Cost Breakdown).

3. Term of agreement

The total duration of the project is two (2) months, commencing on October 13, 2025, with final delivery scheduled for December 23, 2025, unless extended by mutual written agreement.

4. Payment terms

4.1 The total project cost is USD $38,200 (Thirty-Eight Thousand Two Hundred U.S. Dollars), as detailed in Exhibit A.

4.2 The project shall be paid in phases corresponding to development progress:

Phase 1 (Initial Payment) – Payment due by October 31, 2025, covering the first portion of the project work.

Payments for the remaining stages shall be payable no later than February 6, 2025, which is forty-five (45) days after completion (December 23, 2025).The Client may, at any time, make partial or full payments for subsequent stages prior to their completion.

4.3 Payments shall be made via bank transfer to the Developer’s designated account.

5. Client responsibilities

5.1 The Client shall:

•	Provide timely feedback, approvals, and all necessary assets for project execution.
•	Ensure access to hosting, domain, and any required third-party services.
•	Review and approve deliverables within a reasonable timeframe to avoid project delays.

5.2 The Developer shall:

•	Execute development work in accordance with industry standards and the project timeline.
•	Maintain confidentiality of all Client data, designs, and proprietary materials.
•	Deliver website files, source code, and necessary documentation.

6. Confidentiality

6.1 Both Parties recognize that in the course of working together, they may come across confidential or proprietary information belonging to the other Party. Each Party commits to keeping such information strictly confidential and to using it only for purposes related to fulfilling this Agreement.

6.2 Neither Party will share, copy, or distribute any confidential information to third parties without the other Party’s prior written approval, except when disclosure is required by law or a competent authority.

7. Acceptance of Work

Upon completion of each stage, Developer shall present the deliverables to Client for review. Client shall have five (5) business days to accept or reject the work in writing. Failure to provide feedback within the review period shall be deemed acceptance.

8. Intellectual Property

All rights, title, and interest in the deliverables shall vest in the Client on December 23, 2025, upon delivery of the completed website, irrespective of payment status.

9. Termination

9.1 Either Party may terminate this Agreement with 10 days’ written notice. In the event of termination, the Client shall pay for all completed work up to the termination date. Any advance payments for unrendered work shall be refunded within ten (10) business days.

10. Limitation of liability

The Developer shall not be liable for any indirect, incidental, or consequential damages arising from the performance of services under this Agreement.

11. Governing law

This Agreement shall be governed by and construed in accordance with the laws of either the State of Nevada or the Republic of Estonia, as mutually agreed by the parties.

12. Entire agreement

This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Client:	Developer:
Dravica Corporation,	Brufend OÜ,
/s/ Dravica Corporation Date: October 13, 2025	/s/ Brufend OÜ Date: October 13, 2025

Exhibit A – Website Development Cost Breakdown

№	Project Stage	Description	Assigned Role(s)	Estimated Hours	Rate (USD/hr)	Cost (USD)
1	Project Discovery & Technical Planning	Requirements analysis, defining website architecture, selecting tech stack.	Project Manager, Tech Lead	68	50	3400
2	UI/UX Design & Wireframing	Development of wireframes, responsive design prototypes, brand-aligned color palette, and UX flow optimization.	UI/UX Designer	80	60	4800
3	Frontend Development	Implementation of public website using React/Next.js. Integration with design assets.	Frontend Developer	100	90	9000
4	Backend Development	Development of backend logic for content management, form handling (contact, demo request), and integration with the public-facing frontend through secure server-side rendering	Backend Developer	80	95	7600
5	Admin Panel & Dashboard	Simple admin interface for managing website content, inquiries, and demo request submissions.	Full-Stack Developer	85	60	5100
6	Content Development & Integration	Preparing and integrating marketing content, FAQs, and a demo request section with dynamic updates.	Content Engineer	66	50	3300
7	Testing & Quality Assurance	Functional testing, UI/UX testing, mobile optimization, bug fixing, and performance checks.	QA Engineer	30	50	1500
8	Deployment & Launch Preparation	Server configuration, domain setup, SSL, database optimization, and post-launch verification.	DevOps Engineer	50	70	3500

Total Project Cost:						38200

Client:	Developer:
Dravica Corporation,	Brufend OÜ,
/s/ Dravica Corporation Date: October 13, 2025	/s/ Brufend OÜ Date: October 13, 2025